Exhibit 99.42



                        February 15, 1994


              TERMINATION OF CERTAIN PROVISIONS OF
                THE AGREEMENT AMONG STOCKHOLDERS


     In connection with QVC Network, Inc.'s ("QVC") termination of its proposed acquisition of Paramount Communications Inc., the parties hereto agree and acknowledge that the Agreement Among Stockholders, dated as of November 11, 1993, shall be terminated and that the parties thereto shall have no rights or obligations thereunder except that (i) Comcast Corporation, Liberty Media Corporation and Arrow Investments, L.P. shall be bound by the provisions of paragraph 4 thereof with respect to shares of QVC Common Stock to be issued pursuant to the Stock Option Agreement, dated as of February 15, 1994, among QVC, Cox Enterprises, Inc., Advance Publications, Inc. and BellSouth Corporation and (ii) Comcast Corporation, Liberty Media Corporation, Arrow Investments, L.P., and BellSouth Corporation shall be bound by the provisions of paragraph 8 thereof.


COMCAST CORPORATION           ARROW INVESTMENT, L.P.
                               By:  Arrow Investments, Inc.
                                    General Partner


 By:  /s/ Arthur R. Block      By: /s/ Barry Diller
      ----------------------       -------------------

 BELLSOUTH CORPORATION         COX ENTERPRISES, INC.



 By:  /s/ Charles C. Miller,   By:  /s/ John R. Dillon
      III                           -------------------
      ----------------------

 ADVANCE PUBLICATIONS, INC.    LIBERTY MEDIA CORPORATION



 By:  /s/ Donald E. Newhouse   By:  /s/ Peter Barton
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